Kurv ETF Trust 485BPOS

Exhibit 99.(i)(7)

Vedder Price 1401 New York Avenue NW, Suite 500 Washington, DC 20005	T: +1 202 312 3320 F: +1 202 312 3322 vedder.com

David J. Baum Shareholder +1 (202) 312 3375 DBaum@vedder.com

February 10, 2026

Via E-Mail

Kurv ETF Trust
1 Letterman Drive, Building C
Suite 3-500
San Francisco, CA 94129

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 45 to Kurv ETF Trust’s Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-233633; 811-23473)

Ladies and Gentlemen:

We have acted as counsel to Kurv ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 45 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering an indefinite number of units of beneficial interest (“Shares”), without par value (the “Shares”) of Kurv Copper & Mining Enhanced Income ETF (the “Fund”), a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Certificate of Trust dated July 2, 2019, as amended October 10, 2019, and February 2, 2024, the Trust’s Second Amended and Restated Agreement and Declaration of Trust dated February 22, 2024 (the “Declaration of Trust”), the Trust’s Third Amended and Restated By-Laws dated February 22, 2024 (the “By-Laws”), the actions of the Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, Vedder Price Pte. Ltd., which operates in Singapore, and Vedder Price (FL) LLP, which operates in Florida.

Chicago | Dallas | London | Los Angeles | Miami | New York | San Francisco | Singapore | Washington, DC

Kurv ETF Trust
February 10, 2026

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.